Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Diplomat Pharmacy, Inc.

Flint, Michigan

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated June 27, 2014, relating to the consolidated financial statements of Diplomat Pharmacy, Inc., which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP
Troy, Michigan

July 2, 2014